Exhibit 99.1

Cellegy Reports Sale of Cellegy Australia to Epsilon Pharmaceuticals

Huntingdon Valley, PA - April 11, 2006 - Cellegy Pharmaceuticals, Inc. (OTC BB: CLGY.OB) announced today that Epsilon Pharmaceuticals has acquired the shares of Cellegy Australia PTY LTD in exchange for cash. The share sale brought Cellegy an immediate cash infusion of approximately $1.25 million. Over the next 90 days, Cellegy will also collect an additional amount based on total accounts receivable on Cellegy Australia books as of March 31, 2006.

Cellegesic™ nitroglycerin ointment 0.4% for the relief of pain associated with chronic anal fissure will be undergoing review by an FDA Advisory Committee on April 25th. Marketed as Rectogesic® nitroglycerin ointment 0.4% in Europe, the product has been on the market in the UK since May 2005 and has recently successfully completed the Mutual Recognition Process in 19 additional European markets. Epsilon will continue to market Rectogesic® nitroglycerin ointment 0.2% for the treatment of chronic anal fissure in Australia and several additional Far East markets.

“We decided to sell Cellegy Australia to Epsilon in order to continue to focus Cellegy’s efforts on our U.S. business”, said Richard C. Williams, Chairman and Interim CEO. “While Cellegy Australia has been a profitable and growing business, we need to focus on getting Cellegesic™ approved in the U.S. This sale provided us with the cash necessary to complete preparations for the upcoming FDA Advisory Committee meeting, where we hope to earn a positive recommendation for approval of Cellegesic,” Williams continued.

About Cellegy
Cellegy Pharmaceuticals is a specialty biopharmaceutical company that develops and commercializes prescription drugs for the treatment of women’s health care conditions, including sexual dysfunction, HIV prevention; and, gastrointestinal disorders. Savvy® (C31G vaginal gel), a novel microbicide gel product for contraception and the reduction in transmission of HIV in women, is currently undergoing Phase 3 clinical studies in the United States and Africa.

Forward Looking Statements
This press release contains forward-looking statements. Investors are cautioned that these forward-looking statements are subject to numerous risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such risks and uncertainties relate to, among other factors: completion, timing and outcome of clinical trials, including primarily the Savvy prevention and contraceptive Phase 3 studies; the timing and outcome of the FDA Advisory Committee that will review the Cellegesic NDA and the timing and outcome of FDA action following that review; and the need and ability to complete corporate partnerships and additional financings. For more information regarding risk factors, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and other filings with the Securities and Exchange Commission.

Cellegy Pharmaceuticals, Inc.:
Richard C. Williams	Robert J. Caso
Chairman and Interim CEO	Vice President, Finance & CFO
(650) 616-2200	(215) 914-0900 Ext. 603
www.cellegy.com